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                                                                  EXHIBIT 10.6


                              SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into effective this ____ day of _______________, 1997, by and between HERITAGE SAVINGS BANK, a Washington banking corporation (the "Bank") and _______________________ ("Executive").

                                    RECITALS

     1. The Bank currently receives the exclusive services of Executive as its employee, and both the Bank and Executive desire that this employment relationship continue.

     2. In order to encourage Executive to continue his employment relationship with the Bank, thereby allowing the Bank to maximize the benefits obtainable by its shareholder and the shareholders of its holding company, Heritage Financial Corporation (the "Company"), from any such change, the Bank desires to provide a severance benefit to Executive.

     In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties hereby contract and agree as follows:

                                   AGREEMENT

     1.  TERM.  The term of this Agreement ("Term") shall commence as of the
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date first above written and shall end on the fifth anniversary of such date, unless extended in writing by the parties.

     2.  SEVERANCE PAYMENT.
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          2.1.  Determination of Payment.  In the case of a Termination Event,
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as defined in Section 4,  the Bank shall pay to Executive upon the effective date of termination a severance payment ("Severance Payment") in an amount equal to the amount of Executive's then-current annual base salary in addition to all salary and benefits earned through such termination date. In such event, all future provisions regarding restricted stock awards or vesting requirements regarding options shall lapse or be considered completed as of the effective date of the termination.

     3.  OTHER COMPENSATION AND TERMS OF EMPLOYMENT.  Except with respect to the
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Severance Payment, this Agreement shall have no effect on the determination of any compensation payable by the Bank to the Executive, or upon any of the other terms of Executive's employment with the Bank.

     4.  TERMINATION EVENTS.  A Termination Event shall be deemed to occur upon,
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and only upon, one or more of the following:

          4.1 Termination of Executive's employment by either party for any reason within 730 days following the effective date of a Change of Control (as defined below); or
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          4.2  Termination of Executive's employment by the Bank without Cause prior to a Change of Control if such termination occurs at any time from and after sixty days prior to the public announcement by the Bank or any other party of a transaction which will result in a Change of Control; provided that the effective date of the Change of Control occurs within eighteen (18) months of Executive's termination.

     5.  DEFINITIONS.
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          5.1.  Cause.  "Cause" shall mean only (i) willful misfeasance, failure
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to follow direction by a senior officer or gross negligence in the performance of Executive's duties, (ii) conduct demonstrably and significantly harmful to the Bank (which would include willful violation of any final cease and desist order applicable to the Bank), or (iii) conviction of a felony.

          5.2.  Change of Control.  "Change of Control" shall mean the
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occurrence of one or more of the following events:

          5.2.1. One person or entity acquiring or otherwise becoming the owner of twenty-five percent (25%) or more of the Company's outstanding common stock;

          5.2.2. Replacement of incumbent directors or election of newly-elected directors constituting a majority of the Board of the Company where such replacement or election has not been supported by the Board;

          5.2.3. Dissolution, or sale of fifty percent (50%) or more in value of the assets, of either the Company, the Bank or any of their respective subsidiaries; or

          5.2.4 The merger of the Company into any corporation, twenty-five percent (25%) or more of the outstanding common stock of which is owned by other than owners of the common stock of the Company prior to such merger.

     6.  MISCELLANEOUS.
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          6.1  This Agreement contains the entire agreement between the parties with respect to the subject matter, and is subject to modification or amendment only upon amendment in writing signed by both parties.

          6.2 This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties.

          6.3 If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

          6.4 Notwithstanding any other provision in this Agreement, Bank shall make no payment of any severance benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance

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Corporation as the same may be amended from time to time, and if such payment is so prohibited, Bank shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

          6.5 This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Thurston County, Washington. In the event of a dispute under this Agreement, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules ("MAR") adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1 The arbitrator, in his or her discretion, may award attorney's fees to the prevailing party or parties.

          6.6 Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

               Bank  :                   Heritage Savings Bank
               ----                      201 5th Avenue S.W.
                                         Olympia, WA 98501
                                         Attn: ___________________

               Executive:                _________________________
               ---------                 _________________________
                                         _________________________

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.


     HERITAGE SAVINGS BANK:              EXECUTIVE


     By: ____________________________    _________________________
     Its: ___________________________

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